EXHIBIT 99.3

PartnerRe Ltd.

HUMAN RESOURCES COMMITTEE CHARTER

HUMAN RESOURCES COMMITTEE MISSION STATEMENT

The Human Resources Committee oversees human resources philosophy, policy, and administration for the PartnerRe group of companies.

COMPOSITION OF THE HUMAN RESOURCE COMMITTEE

The Human Resource Committee will be comprised of at least three non-executive members of the Board of Directors.

Management resource for the Human Resource Committee will be the Executive Vice President, Corporate Affairs and Group General Counsel or their delegates.

MEETINGS

The Human Resource Committee shall meet at least four times per year. Meetings are normally concurrent with regularly scheduled Board meetings but may be scheduled by the Chairman as needed and appropriate.

RESPONSIBILITIES OF THE HUMAN RESOURCES COMMITTEE

The responsibilities of the Human Resources Committee include, but are not limited to, the following:

Philosophy

  Review and recommend to the Board approval of the Company’s compensation philosophy.

  Review and approve the Company’s Management Continuity and Development Philosophy.

  Review and approve the Company’s Pension Plan philosophy.

  Review and approve Corporate Giving philosophy.

  Review and approval of Executive Compensation will occur in the Compensation Committee of the Company

PartnerRe Stock Plans

  Review and recommend to the Board of Directors for approval the adoption and amendments to plans utilizing PartnerRe shares of any type.

  Review and recommend to the Board for approval aggregate annual stock option grant authorizations except those grants to be made to executives of the Company.

  Review and approve guidelines for determining annual stock option grants.

  Review Stock Option grants below Executive Committee level. The Human Resources Committee may delegate to one or more officers of the Company the Authority to make grants and awards to any non-Section officer of the Company under such of the Company’s incentive-compensation or other equity based plans as the Human Resources Committee deems appropriate and in accordance with the terms of such plans.

COMPENSATION

  Review compensation practices for consistency with philosophy, competitiveness and effectiveness.

MANAGEMENT CONTINUITY

  Review and Recommend to the Board of Directors appointment to the Executive Committee.

  Review Management Continuity implementation.

LEGAL

  Review and recommend to the Board for approval required legal entity titles.

  Review, recommend for approval, or approve as necessary any Human Resources activities that require specific regulatory approval at the Board level as reviewed and recommended by counsel.

PROCEDURES FOR THE HUMAN RESOURCES COMMITTEE

The Chairperson will:

  Conduct Human Resources Committee meetings.

  Ensure that all matters before the Human Resources Committee are addressed and appropriate actions are reviewed, recommended or approved as necessary.

  Report to the Board of Directors on Human Resources Committee activities, findings, and recommendations

The Secretary will:

  Prepare and circulate Human Resources Committee agendas

  Prepare and circulate minutes.

Consultants

  The Chairperson may, on behalf of the Human Resources Committee, engage consultants and advisors, to advise, review, and recommend actions. Should consultants be engaged, the brief and the interaction guidelines with management shall be specified.

Effective: November 14, 2002